PRESS RELEASE Exhibit 99.1
_________________________________________________________________________________

joanne freiberger, CPA, CTP
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

brian prenoveau, CFA
DIRECTOR, INVESTOR RELATIONS
bprenoveau@masonite.com
813.371.5839

Masonite International Corporation Reports 2017 Second Quarter Financial Results;
Provides Update on Annual Outlook

(Tampa, FL, August 9, 2017) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three and six months ended July 2, 2017.

Executive Summary - 2Q17 versus 2Q16

•	Net sales increased 1% to $520 million versus $514 million. Excluding foreign exchange, net sales increased 3%.

•	Net income attributable to Masonite decreased to $27 million versus $33 million. Net income in 2016 included a $6 million discrete tax benefit.

•	Diluted earnings per share decreased to $0.89 from $1.06. Adjusted earnings per share* were $0.89 versus $1.02.

•	Adjusted EBITDA* was essentially unchanged at $69 million.

•	Repurchased 354,468 shares of stock in the second quarter for approximately $27 million.

“The impact of softer than expected demand, foreign exchange, and certain plant consolidations resulted in modest net sales growth in the quarter, while the benefit of improved pricing was offset by approximately $4 million of discrete costs related to legal reserves, the resolution of customer claims in the UK and plant transition costs. Operating and distribution inefficiencies remained a challenge and we continue to take the actions we believe are necessary to improve our manufacturing and distribution performance,” said Fred Lynch, President and CEO.

Based on results year to date, we no longer expect our net sales growth rate, Adjusted EBITDA and Adjusted EPS to be within the range provided in our original 2017 outlook.

Mr. Lynch continued, “In the absence of higher net sales growth in the second half, we would not expect to achieve 2017 Adjusted EBITDA that is meaningfully higher than 2016 given increased wage inflation and operating costs that are expected to continue."

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

masonite.com

Second Quarter 2017 Discussion
Net sales increased 1% to $520 million in the second quarter of 2017, from $514 million in the comparable period of 2016. Excluding foreign exchange, net sales would have increased 3%. The increase in net sales was a result of a 2% increase in volume, due primarily to new retail business wins and a 2% increase in average unit price. These changes were partially offset by a 2% foreign exchange headwind.

•
North American Residential net sales were $368 million, a 6% increase over the second quarter of 2016, driven by a 5% increase in volume and 2% increase in average unit price, partially offset by a 1% impact of foreign exchange related to the Canadian dollar.

•	Europe net sales were $74 million, a 10% decrease from the second quarter of 2016, due to 10% of negative foreign exchange.

•
Architectural net sales were $74 million, a 5% decrease from the second quarter of 2016, driven by an 7% decline in sales volume which was partially offset by a 1% increase in average unit price and higher components sales. Sales volume was impacted by delayed shipments of orders as we completed the transition of our Algoma, WI production to other plants.

Total company gross profit decreased 3% to $107 million in the second quarter of 2017, from $111 million in the second quarter of 2016. Gross profit margin decreased 100 basis points to 20.6%, due primarily to higher costs in both manufacturing and distribution operations. Manufacturing operations were impacted by higher overhead expenses and wage inflation, while distribution was impacted by less efficient shipping to maintain customer service levels and costs to complete the ramp-up of new retail business.

Selling, general and administrative expenses (SG&A) of $64 million were down $5 million, or 8%, compared to the second quarter of 2016. The decline in SG&A spending was driven by tight cost control, with reduced personnel costs, professional fees, and incentive compensation as compared to the second quarter of 2016. SG&A as a percentage of net sales was 12.2%, a 120 basis point improvement compared to the second quarter of 2016.

Net income attributable to Masonite decreased $6 million to $27 million in the second quarter of 2017, from $33 million in the comparable 2016 period. In the second quarter of 2016, we recognized a discrete $6 million benefit as a result of adopting new accounting standards related to share based compensation. Adjusted EBITDA* was unchanged at $69 million in the second quarter of 2017 when compared to the second quarter of 2016.

Diluted earnings per share were $0.89 in the second quarter of 2017 compared to $1.06 in the comparable 2016 period. Diluted adjusted earnings per share* were $0.89 in the second quarter of 2017 compared to $1.02 in the comparable 2016 period.

Masonite repurchased 354,468 shares of stock in the second quarter for $27 million, at an average price of $75.14.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Year to Date 2017 Discussion
Net sales increased slightly to $1,007 million in the first six months of 2017, from $1,003 million in the comparable period of 2016. Average unit price increased by 3% which was offset by a 2% headwind from foreign exchange. Increases in sales volume in North American Residential were essentially offset by declines in sales volume in Architectural.

•	North American Residential net sales were $706 million, a 4% increase over the first six months of 2016, driven primarily by a 3% increase in average unit price and a 2% increase in sales volume.

•
Europe net sales were $144 million, a 12% decrease over the first six months of 2016, due to 11% of negative foreign exchange. Average unit price increased 1%, offset by 1% declines in both sales volume and components sales.

•
Architectural net sales were $145 million, a 4% decrease over the first six months of 2016, driven by a 9% decline in sales volume, partially offset by a 4% increase in average unit price and higher components sales.

Total company gross profit decreased 3% to $203 million in the first six months of 2017, from $209 million in the first six months of 2016. Gross profit margin decreased 80 basis points to 20.1%, due to operational inefficiencies primarily in the North American Residential segment.

Selling, general and administrative expenses (SG&A) of $128 million were down $5 million compared to the first six months of 2016. SG&A as a percentage of net sales was 12.8%, a 50 basis point improvement from the first six months of 2016.

Net income attributable to Masonite decreased $1 million to $50 million in the first six months of 2017, from $51 million in the comparable 2016 period. In the first six months of 2017, we recognized $5 million of income tax benefit due to the exercise and delivery of share based awards compared to a $6 million benefit in the comparable 2016 period. Adjusted EBITDA* decreased $6 million to $121 million for the first six months of 2017, from $127 million in the comparable 2016 period.

Diluted earnings per share were $1.66 in the first six months of 2017 compared to $1.64 in the comparable 2016 period. Diluted adjusted earnings per share* were $1.59 in the first six months of 2016.

Masonite repurchased 498,915 shares of stock in the first six months for $38 million, at an average price of $75.94.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on August 10, 2017. The live audio webcast will begin at 9:00 a.m. ET and can be accessed, together with the presentation, on the Masonite website www.masonite.com. The webcast can be directly accessed at: Q2'17 Earnings Webcast.

Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside U.S.).

A telephone replay will be available approximately one hour following completion of the call through August 24, 2017. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13666258.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,000 customers in 65 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of our 2017 outlook or long term growth framework, housing and other markets, and the effects of our strategic initiatives. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, our ability to successfully implement our business strategy; general economic, market and business conditions, including foreign exchange rate fluctuation and inflation; levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity; the United Kingdom's formal trigger of the two year process for its exit from the European Union and related negotiations; competition; our ability to manage our operations including integrating our recent acquisitions and companies or assets we acquire in the future; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations, and to meet our debt service obligations, including our obligations under our senior notes and our ABL Facility; labor relations (i.e., disruptions, strikes or work stoppages), labor costs and availability of labor; increases in the costs of raw materials or any shortage in supplies; our ability to keep pace with technological developments; the actions taken by, and the continued success of, certain key customers; our ability to maintain relationships with certain customers; the ability to generate the benefits of our restructuring activities; retention of key management personnel; environmental and other government regulations; and limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility.

Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income (loss) attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indenture governing the 2023 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment transfers are negotiated on an arm’s length basis, using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.

The tables below sets forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated. We are not providing a quantitative reconciliation of our Adjusted EBITDA outlook to the corresponding GAAP information because the GAAP measures that we exclude from our Adjusted EBITDA outlook are difficult to predict and are primarily dependent on future uncertainties. Items with future uncertainties include restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.

Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less asset impairment charges, loss (gain) on disposal of subsidiaries and loss on extinguishment of debt, net of related tax expense (benefit). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate & Other	Total	% Change
Second quarter 2016 net sales	$348.2	$82.2	$77.6	$6.0	$514.0
Volume*	16.1	0.7	(5.8)	0.3	11.3	2.2%
Average unit price	7.8	(0.6)	0.9	—	8.1	1.6%
Components and other	(0.7)	(0.6)	1.1	(1.7)	(1.9)	(0.4)%
Foreign exchange	(3.5)	(7.9)	(0.3)	(0.1)	(11.8)	(2.3)%
Second quarter 2017 net sales	$367.9	$73.8	$73.5	$4.5	$519.7
Year over year growth, net sales	5.7%	(10.2)%	(5.3)%	(25.0)%	1.1%

Second quarter 2016 Adjusted EBITDA	$55.7	$12.8	$7.7	$(7.7)	$68.5
Second quarter 2017 Adjusted EBITDA	54.6	8.9	7.5	(2.5)	68.5
Year over year growth, Adjusted EBITDA	(2.0)%	(30.5)%	(2.6)%	nm	—%

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate & Other	Total	% Change
Year to date 2016 net sales	$676.9	$162.8	$151.2	$12.4	$1,003.3
Volume*	12.6	(1.7)	(13.6)	0.6	(2.1)	(0.2)%
Average unit price	20.0	2.3	6.5	—	28.8	2.9%
Components and other	(1.0)	(1.9)	1.3	(1.0)	(2.6)	(0.3)%
Foreign exchange	(2.6)	(17.7)	(0.1)	(0.1)	(20.5)	(2.0)%
Year to date 2017 net sales	$705.9	$143.8	$145.3	$11.9	$1,006.9
Year over year growth, net sales	4.3%	(11.7)%	(3.9)%	(4.0)%	0.4%

Year to date 2016 Adjusted EBITDA	$107.0	$23.0	$12.1	$(15.3)	$126.8
Year to date 2017 Adjusted EBITDA	99.5	16.6	12.7	(7.5)	121.4
Year over year growth, Adjusted EBITDA	(7.0)%	(27.8)%	5.0%	nm	(4.3)%

(*) Includes the incremental impact of acquisitions and dispositions.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
Net sales	$519,741	$513,985	$1,006,922	$1,003,290
Cost of goods sold	412,415	402,881	804,039	793,941
Gross profit	107,326	111,104	202,883	209,349
Gross profit as a % of net sales	20.6%	21.6%	20.1%	20.9%

Selling, general and administration expenses	63,604	68,961	128,449	133,859
Selling, general and administration expenses as a % of net sales	12.2%	13.4%	12.8%	13.3%

Restructuring costs, net	(700)	(103)	(407)	(84)
Loss (gain) on disposal of subsidiaries	212	(1,431)	212	(1,431)
Operating income (loss)	44,210	43,677	74,629	77,005
Interest expense (income), net	7,112	6,933	14,136	14,165
Other expense (income), net	(22)	(801)	(271)	(15)
Income (loss) from continuing operations before income tax expense (benefit)	37,120	37,545	60,764	62,855
Income tax expense (benefit)	8,932	2,855	7,253	9,065
Income (loss) from continuing operations	28,188	34,690	53,511	53,790
Income (loss) from discontinued operations, net of tax	(134)	(184)	(379)	(372)
Net income (loss)	28,054	34,506	53,132	53,418
Less: net income (loss) attributable to non-controlling interest	1,170	1,151	2,683	2,235
Net income (loss) attributable to Masonite	$26,884	$33,355	$50,449	$51,183

Earnings (loss) per common share attributable to Masonite:
Basic	$0.90	$1.09	$1.69	$1.68
Diluted	$0.89	$1.06	$1.66	$1.64

Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic	$0.91	$1.10	$1.70	$1.69
Diluted	$0.89	$1.07	$1.67	$1.65

Shares used in computing basic earnings per share	29,789,955	30,577,589	29,825,527	30,536,282
Shares used in computing diluted earnings per share	30,358,238	31,331,664	30,434,584	31,273,762

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	July 2, 2017	January 1, 2017
Current assets:
Cash and cash equivalents	$41,647	$71,714
Restricted cash	11,895	12,196
Accounts receivable, net	295,179	242,197
Inventories, net	250,562	225,940
Prepaid expenses	26,053	24,291
Income taxes receivable	2,875	2,399
Total current assets	628,211	578,737
Property, plant and equipment, net	552,727	542,088
Investment in equity investees	10,131	9,302
Goodwill	130,979	129,286
Intangible assets, net	185,014	190,154
Long-term deferred income taxes	9,194	9,478
Other assets, net	21,761	16,816
Total assets	$1,538,017	$1,475,861

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$116,064	$96,178
Accrued expenses	130,719	133,799
Income taxes payable	824	1,201
Total current liabilities	247,607	231,178
Long-term debt	476,736	470,745
Long-term deferred income taxes	77,608	70,423
Other liabilities	39,684	43,739
Total liabilities	841,635	816,085
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 29,591,624 and 29,774,784 shares issued and outstanding as of July 2, 2017, and January 1, 2017, respectively	650,415	650,007
Additional paid-in capital	223,831	234,926
Accumulated deficit	(65,551)	(89,063)
Accumulated other comprehensive income (loss)	(127,114)	(148,986)
Total equity attributable to Masonite	681,581	646,884
Equity attributable to non-controlling interests	14,801	12,892
Total equity	696,382	659,776
Total liabilities and equity	$1,538,017	$1,475,861

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands)	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
Net income (loss) attributable to Masonite	$26,884	$33,355	$50,449	$51,183

Add: Loss (gain) on disposal of subsidiaries	212	(1,431)	212	(1,431)
Tax impact of adjustments	—	—	—	—
Adjusted net income (loss) attributable to Masonite	$27,096	$31,924	$50,661	$49,752

Diluted earnings (loss) per common share attributable to Masonite ("EPS")	$0.89	$1.06	$1.66	$1.64
Diluted adjusted earnings (loss) per common share attributable to Masonite ("Adjusted EPS")	$0.89	$1.02	$1.66	$1.59

Shares used in computing diluted EPS	30,358,238	31,331,664	30,434,584	31,273,762

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and warrants and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method.

	Three Months Ended July 2, 2017
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$54,606	$8,937	$7,495	$(2,501)	$68,537
Less (plus):
Depreciation	7,296	3,394	2,414	2,173	15,277
Amortization	642	2,028	2,155	771	5,596
Share based compensation expense	—	—	—	3,527	3,527
Loss (gain) on disposal of property, plant and equipment	196	129	(166)	256	415
Restructuring costs	—	(96)	503	(1,107)	(700)
Loss (gain) on disposal of subsidiaries	—	212	—	—	212
Interest expense (income), net	—	—	—	7,112	7,112
Other expense (income), net	—	(80)	—	58	(22)
Income tax expense (benefit)	—	—	—	8,932	8,932
Loss (income) from discontinued operations, net of tax	—	—	—	134	134
Net income (loss) attributable to non-controlling interest	925	—	—	245	1,170
Net income (loss) attributable to Masonite	$45,547	$3,350	$2,589	$(24,602)	$26,884

	Three Months Ended July 3, 2016
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$55,666	$12,839	$7,672	$(7,661)	$68,516
Less (plus):
Depreciation	8,126	2,480	2,076	2,131	14,813
Amortization	1,225	2,393	2,064	836	6,518
Share based compensation expense	—	—	—	4,782	4,782
Loss (gain) on disposal of property, plant and equipment	199	—	61	—	260
Restructuring costs	—	—	—	(103)	(103)
Loss (gain) on disposal of subsidiaries	—	(1,431)	—	—	(1,431)
Interest expense (income), net	—	—	—	6,933	6,933
Other expense (income), net	—	22	—	(823)	(801)
Income tax expense (benefit)	—	—	—	2,855	2,855
Loss (income) from discontinued operations, net of tax	—	—	—	184	184
Net income (loss) attributable to non-controlling interest	858	—	—	293	1,151
Net income (loss) attributable to Masonite	$45,258	$9,375	$3,471	$(24,749)	$33,355

	Six Months Ended July 2, 2017
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$99,543	$16,611	$12,709	$(7,467)	$121,396
Less (plus):
Depreciation	14,780	5,204	4,784	4,533	29,301
Amortization	1,635	3,695	4,316	1,920	11,566
Share based compensation expense	—	—	—	5,954	5,954
Loss (gain) on disposal of property, plant and equipment	(203)	269	(193)	268	141
Restructuring costs	—	(96)	774	(1,085)	(407)
Loss (gain) on disposal of subsidiaries	—	212	—	—	212
Interest expense (income), net	—	—	—	14,136	14,136
Other expense (income), net	—	13	—	(284)	(271)
Income tax expense (benefit)	—	—	—	7,253	7,253
Loss (income) from discontinued operations, net of tax	—	—	—	379	379
Net income (loss) attributable to non-controlling interest	1,842	—	—	841	2,683
Net income (loss) attributable to Masonite	$81,489	$7,314	$3,028	$(41,382)	$50,449

	Six Months Ended July 3, 2016
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$107,041	$22,957	$12,103	$(15,344)	$126,757
Less (plus):
Depreciation	16,046	4,556	4,583	4,198	29,383
Amortization	2,383	4,789	4,211	1,599	12,982
Share based compensation expense	—	—	—	8,510	8,510
Loss (gain) on disposal of property, plant and equipment	290	31	102	(31)	392
Restructuring costs	—	21	—	(105)	(84)
Loss (gain) on disposal of subsidiaries	—	(1,431)	—	—	(1,431)
Interest expense (income), net	—	—	—	14,165	14,165
Other expense (income), net	—	93	—	(108)	(15)
Income tax expense (benefit)	—	—	—	9,065	9,065
Loss (income) from discontinued operations, net of tax	—	—	—	372	372
Net income (loss) attributable to non-controlling interest	1,696	—	—	539	2,235
Net income (loss) attributable to Masonite	$86,626	$14,898	$3,207	$(53,548)	$51,183